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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
USN Corporation
(Exact name of registrant as specified in its charter)

Colorado	84-1186026

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5215 North O’Connor, Suite 200, Irving, Texas	76039

(Address of Principal Executive Offices)	(Zip Code)
USN Corporation 2006 Equity Compensation Plan

(Full title of the plan)
Mark J. Miller
Chief Executive Officer
USN Corporation
5215 North O’Connor, Suite 200
Irving, TX 76039

(Name and address of agent for service)
(972) 686-9102

(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price (2)	registration fee
Common Stock, par value $.0001 per share	5,000,000	$1.00 per share	$5,000,000	$535.00

(1)	Pursuant to Rule 416(a), this amount also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h).

INTRODUCTION
     This Registration Statement on Form S-8 is filed by USN Corporation (“USN” or the “Registrant”), relating to 5,000,000 shares of the Registrant’s Common Stock, par value $.0001 per share (the “Common Stock”), which may be issued pursuant to awards under the USN Corporation 2006 Equity Compensation Plan (the “Plan”).
PART I
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission, referred to herein as the Commission, are incorporated herein by reference and made a part thereof:
     (1) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005;
     (2) The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005;
     (3) The Registrant’s Current Reports on Form 8-K or 8-K/A filed April 18, 2005, April 26, 2005, May 25, 2005, June 23, 2005, August 4, 2005, October 24, 2005, November 10, 2005, November 21, 2005, November 28, 2005, December 21, 2005, January 5, 2006, February 3, 2006, February 14, 2006, March 13, 2006, March 14, 2006 and March 22, 2006; and
     (4) The Registrant’s Notifications of Inability to Timely File on Form 12b-25 filed July 1, 2005, August 16, 2005, November 15, 2005 and February 14, 2006.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.
Item 4. Description of Securities.
     The Registrant is authorized to issue up to 195,000,000 shares of Common Stock, par value $.0001 per share. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Registrant legally available therefor when and as declared by the Board of Directors of USN. Upon the dissolution, liquidation or winding up of USN, and subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Registrant available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock to any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Amended and Restated Articles of Incorporation (the “Articles”) of the Registrant eliminates the liability of the Registrant’s directors for monetary damages arising from a breach of their fiduciary duties to the Registrant and its stockholders, to the extent permitted by the Colorado Corporation Code. The Articles also provide that the Registrant shall indemnify its directors and officers to the maximum extent permitted by law or public policy.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1*	Amended and Restated Articles of Incorporation

4.2*	Bylaws

4.3	USN Corporation 2006 Equity Compensation Plan

4.4	Form of Stock Option Agreement

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Independent Public Accounting Firm, Creason & Associates, PLLC

Exhibit No.	Description

23.2	Consent of Independent Public Accounting Firm, Frankel, Lodgen, Lacher, Golditch, Sardi & Howard LLP

23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page)

*	Incorporated herein by reference.
Item 9. Undertakings.
     A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by us under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 7th day of June, 2006.

USN CORPORATION
By:	/s/ Mark J. Miller
Mark J. Miller
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Mark J. Miller his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Mark J. Miller Mark J. Miller	Chairman of the Board and Chief Executive Officer	June 7, 2006

/s/ Gary Wolf Gary Wolf	Director	May 28, 2006

/s/ Andy Schmidt Andy Schmidt	Director	June 7, 2006